POWER OF ATTORNEY

	The undersigned hereby constitutes
and appoints Preston D. Wigner as his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all Forms 3, 4, 5 or 144's that may be required of me pursuant to Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, and to file the same with all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

	I declare that any act or thing lawfully done hereunder by my said attorney-in-fact and agent shall be binding on myself and my heirs, legal and personal representatives, and assigns, whether the same shall have been done before or after my death, or other revocation of this instrument, accepts my said attorney-in-fact and agent as authorized to represent me.

	This power of attorney and the
authority of my attorney-in-fact and agent hereunder shall not terminate on my disability.

	IN WITNESS WHEREOF, I have
hereunto set my hand and seal this 29th day of April, 2019.




							/s/ Scott J. Bleicher
							Scott J. Bleicher